Exhibit 10.7

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (this “Agreement”) is entered into on August 9, 2011, to be effective as of the Effective Date (as defined below), by and among Matador Resources Company, a Texas corporation (“Matador”), acting through its Board of Directors (the “Board”), David F. Nicklin (“Nicklin”) and David F. Nicklin International Consulting, Inc., a California corporation (“Contractor”). For purposes of this Agreement, the “Effective Date” shall mean the date of filing with the United States Securities and Exchange Commission of Matador’s first registration statement following the date hereof with respect to an underwritten public offering of its equity securities, or such other date as the Board, Contractor and Nicklin may agree.

WHEREAS, Matador, Nicklin and Contractor desire to enter into this Agreement to set forth the terms and conditions of Nicklin’s and Contractor’s engagement with Matador; and

WHEREAS, Matador acknowledges that Nicklin, through Contractor or otherwise, provides, and during the Term (as defined below) is expected to continue to provide, consulting services to others.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises hereinafter contained, do hereby agree as follows:

1. Nicklin Engagement. Matador hereby agrees to engage Nicklin in the capacity of Executive Director of Exploration, or in such other position of the same or greater stature as the Board, the Chairman of the Board, the Chief Executive Officer or the Chief Operating Officer of Matador may direct or desire, to the extent reasonably acceptable to Nicklin, and Nicklin hereby accepts such engagement, on the terms and subject to the conditions set forth herein. No other employee or contractor of Matador shall have such title or hold an equal position with Matador during the Term.

2. Duties. Nicklin’s principal duties, authority and responsibilities shall be to manage Matador’s exploration function, subject to the supervision of the Chairman of the Board, Chief Executive Officer and Chief Operating Officer of Matador, and such other duties consistent with his position that are reasonably assigned to Nicklin from time to time by the Board or the foregoing supervisors. Nicklin agrees to perform such services and duties and hold such offices as may be reasonably assigned to him from time to time by the Board or the foregoing supervisors, consistent with his position, and to devote his reasonable commercial efforts to the performance thereof. It is understood that Nicklin and Contractor have and will continue to have other outside business endeavors, which endeavors shall not violate Nicklin’s and/or Contractor’s duties and responsibilities hereunder, provided that Nicklin discloses such endeavors, in advance, to Matador, and Matador determines, in its reasonable discretion, that such endeavors will not conflict with Nicklin’s and Contractor’s duties and responsibilities hereunder or create an actual or potential conflict of interest. Nicklin and Contractor agree not to engage in any such endeavors that are not approved by Matador, such approval not to be unreasonably withheld or delayed, pursuant to its Code of Ethics. Consistent with the foregoing,

(a) Contractor and Nicklin may represent, perform services for, or be employed by such additional persons or companies as Contractor and Nicklin may desire, to the extent Matador determines that doing so will not conflict with Nicklin’s and Contractor’s duties and responsibilities hereunder or create an actual or potential conflict of interest, as set forth above, (b) Contractor and Nicklin may represent, perform services for, or be employed by Salt Creek Petroleum LLC and its affiliates (“Salt Creek”) generally consistent with the services previously provided by them to Salt Creek, to the extent previously disclosed to Matador, and (c) Contractor may own directly or indirectly up to 5% of a publicly held company, or limited partnership interests or other passive investment interests in private companies, subject to Matador’s prior written consent if any such company is involved in any Competing Business (as defined below); provided, however, that Contractor may, in addition, own more than 5% of Salt Creek. Nicklin and Contractor shall provide notice to Matador in advance of each calendar month with respect to Nicklin’s outside business commitments during such month, which schedule shall accommodate Matador’s reasonable requests. Nicklin and Contractor, jointly and severally, represent and warrant that Salt Creek has been advised of, and has consented to, Nicklin’s and Contractor’s services to Matador as contemplated by this Agreement.

3. Term. Nicklin’s and Contractor’s engagement shall be under the terms and conditions of this Agreement and shall expire at the end of thirty-six (36) months from the Effective Date (the “Term”), subject to earlier termination as provided herein.

4. Compensation. As compensation for the services to be rendered by Nicklin, through Contractor, to Matador pursuant to this Agreement, Contractor shall be paid the following compensation:

(a) Daily Rate. Contractor shall receive a daily rate of $1,750 per full business day worked by Contractor for Matador during the Term, payable in accordance with Matador’s then standard practices, which rate shall be pro rated for any partial business day worked for Matador (the “Daily Rate”); provided, however, that until the earlier of (i) the consummation of Matador’s first underwritten public offering of its equity securities following the date hereof or (ii) immediately prior to a Change of Control (as defined below), the Daily Rate shall continue to be the daily rate of compensation payable to Contractor as of the date hereof.

(b) Bonuses.

(i) If Contractor’s engagement pursuant to this Agreement continues until the third anniversary of the Effective Date, then Matador shall pay to Contractor a bonus equal to the number of days worked by Contractor during the Term, multiplied by $250, which bonus shall be payable not later than thirty days following such third anniversary.

(ii) Contractor shall also be entitled to receive an annual bonus in an amount to be determined in the discretion of the Board. Notwithstanding the foregoing, to the extent that the Board determines in its reasonable discretion that Contractor has fulfilled Contractor’s duties and responsibilities hereunder in a reasonably satisfactory manner, then the amount of such bonus for 2011 shall be not less than $50,000. Any such bonus that becomes payable to Contractor shall be paid between January 1 and March 15, 2012.

(iii) Contractor shall be entitled to receive a bonus in an amount to be determined in the reasonable discretion of the Board if Contractor is able to identify, and assist Matador in retaining, Nicklin’s successor, which bonus shall be payable not later than thirty (30) days following Matador retaining such successor.

(c) Long-Term Incentive Compensation. Subject to satisfying any applicable eligibility requirement, Contractor shall be entitled to participate in Matador’s 2011 Long-Term Incentive Plan, and such other equity incentive plan(s) as may exist in the future (the “Incentive Plans”), with awards under any such plan to be determined by the Nominating, Compensation and Planning Committee of the Board (the “NCP Committee”) or the Board, in their discretion.

5. Expenses. Matador shall pay, or reimburse Nicklin and Contractor, for the reasonable and necessary business expenses of Nicklin and Contractor, to the extent incurred in accordance with all applicable expense reimbursement policies of Matador.

6. Non-Disclosure of Confidential Information. Matador shall provide Nicklin Confidential Information, which Nicklin may use in the performance of his job duties with Matador. “Confidential Information,” whether electronic, oral or in written form, includes without limitation: all geological and geophysical reports and related data such as maps, charts, logs, seismographs, seismic records and other reports and related data, calculations, summaries, memoranda and opinions relating to the foregoing, production records, electric logs, core data, pressure data, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any documents relating to the business of Matador and information or data regarding Matador’s systems, operations, business, finances, prospects, properties or prospective properties; provided, however, that Confidential Information shall not include (a) any information that is or becomes publicly available, or (b) is otherwise generally known in Matador’s industry, other than as a result of any disclosure by Nicklin that is inconsistent with his duties pursuant to this Agreement. As a material inducement to Matador to enter into this Agreement and to pay to Contractor the compensation stated in Section 4, Nicklin covenants and agrees that he shall not, at any time during or following the term of his engagement, directly or indirectly divulge or disclose for any purpose whatsoever, other than as may be required by law, any Confidential Information that has been obtained by, or disclosed to, him as a result of his engagement by Matador, or use such Confidential Information for any reason other than to perform his duties pursuant to this Agreement.

7. Non-Competition and Non-Solicitation Agreement.

(a) Nicklin acknowledges and agrees that the Confidential Information Matador shall provide Nicklin will enable Nicklin to injure Matador if

Nicklin should compete with Matador. Therefore, Nicklin hereby agrees that during Nicklin’s engagement, and (i) if Matador terminates Nicklin’s engagement for Total Disability or for Just Cause, or if Nicklin terminates his engagement for Good Reason or other than for Good Reason, or (ii) if Nicklin is entitled to severance pay pursuant to Section 12(b) or Section 12(c), then for a period of twelve (12) months thereafter (the “Restricted Period”), Nicklin shall not, without Matador’s prior written consent, directly or indirectly (except as otherwise provided in Section 2): (a) invest in (other than investments in publicly-owned companies which constitute not more than 5% of the voting securities of any such company) a Competing Business with Significant Assets in the Restricted Area (each as defined below), or (b) participate in a Competing Business as a manager, employee, director, officer, consultant, independent contractor, or other capacity or otherwise provide, directly or indirectly, services or assistance to a Competing Business in a position that involves input into or direction of the Competing Business’s decisions within the Restricted Area. “Competing Business” means any person or entity engaged in oil and natural gas exploration, development, production and acquisition activities. “Significant Assets” means oil and natural gas reserves with an aggregate fair market value of $25 million or more. “Restricted Area” means a one-mile radius of any oil and natural gas reserves held by Matador as of the end of Nicklin’s engagement, plus any county or parish where Matador, together with its subsidiaries, has Significant Assets as of the end of Nicklin’s engagement; provided, however, that the Restricted Area shall not include a one-mile radius of any oil and natural gas reserves held by Salt Creek as of the date hereof, to the extent previously disclosed to Matador, and any new oil and gas reserves that may be approved by Matador subsequent to the date hereof.

(b) During the Restricted Period, Nicklin agrees on his own behalf and on behalf of his affiliates that, without the prior written consent of the Board or the Chief Executive Officer, they shall not, directly or indirectly, (i) solicit for employment or a contracting relationship, or employ or retain any person who is or has been, within six months prior to such time, employed by or engaged as an individual independent contractor to Matador or its affiliates, or (ii) induce or attempt to induce any such person to leave his or her employment or independent contractor relationship with Matador or its affiliates, without the prior written consent of the Board or the Chief Executive Officer. Matador agrees that the foregoing restriction is not intended to apply generally to companies providing services to Matador, such as rig and oilfield service providers, or lenders.

8. Reasonableness of Restrictions

(a) Nicklin has carefully read and considered the provisions of Sections 6 and 7, and, having done so, agrees that the restrictions set forth in those Sections are fair and reasonable and are reasonably required for the protection of the interests of Matador and its parent or subsidiary corporations, officers, directors, and shareholders.

(b) In the event that, notwithstanding the foregoing, any of the provisions of Sections 6 or 7 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Sections 6 or 7 shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period, the areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

(c) Sections 6 and 7 shall survive the termination of this Agreement. If Nicklin is found by a court of competent jurisdiction or arbitrator to have materially violated any of the restrictions contained in Section 7, the restrictive period will be suspended and will not run in favor of Nicklin during such period that Nicklin shall have been found to be in material violation thereof.

(d) Nicklin and Contractor agree that the provisions of Sections 6, 7 and 8 shall apply in all respects equally to Nicklin and Contractor, as though every reference to Nicklin or Contractor also included a reference to the other.

9. Remedies for Breach of Nicklin’s Covenants of Non-Disclosure, Non-Competition and Non-Solicitation. In the event of a breach or threatened breach of any of the covenants in Sections 6 or 7, then Matador shall be entitled to seek a temporary restraining order and injunctive relief restraining Nicklin and/or Contractor from the commission of any breach.

10. Termination. Engagement of Nicklin under this Agreement may be terminated:

(a) By Nicklin’s death.

(b) If Nicklin is Totally Disabled. For the purposes of this Agreement, Nicklin is totally disabled if he is “Totally Disabled” as defined in and for the period necessary to qualify for benefits under any disability income insurance policy and any replacement policy or policies covering Nicklin and Nicklin has been declared to be Totally Disabled by the insurer.

(c) By mutual agreement of Nicklin and/or Contractor and Matador.

(d) By the dissolution and liquidation of Matador (other than as part of a reorganization, merger, consolidation or sale of all or substantially all of the assets of Matador whereby the business of Matador is continued).

(e) By Matador for Just Cause. This Agreement and Nicklin’s engagement with Matador may be terminated for Just Cause at any time in accordance with Section 11. For purposes of this Agreement, “Just Cause” shall mean only the following: (i) Nicklin’s continued and material failure to perform the duties of his engagement consistent with Nicklin’s position, except as a result of being partially disabled (during any period of partial disability) or Totally Disabled, (ii) Nicklin’s failure to perform his material obligations under this Agreement, except as a result of being partially disabled (during any period of partial disability) or

Totally Disabled, or a material breach Nicklin of Matador’s written policies concerning discrimination, harassment or securities trading, (iii) Nicklin’s refusal or failure to follow lawful directives of the Board, except as a result of being partially disabled (during any period of partial disability) or Totally Disabled, (iv) Nicklin’s commission of an act of fraud, theft, or embezzlement, (v) Nicklin’s indictment for or conviction of a felony or other crime involving moral turpitude, or (vi) Nicklin’s intentional breach of fiduciary duty; provided, however, that Nicklin shall have thirty (30) days after written notice from the Board (or NCP Committee) to remedy any actions alleged under subsections (i), (ii) or (iii) in the manner reasonably specified by the Board (or NCP Committee). For the avoidance of doubt, the parties acknowledge and agree that a termination by Matador for Just Cause shall have priority over the other provisions of this Section 10, and Matador shall have the right, to the extent raised by Matador within twelve (12) months following Nicklin’s termination, to “claw back” any benefits paid to Nicklin based on a termination pursuant to any other provision of this Section 10, in the event that Matador subsequently discovers the existence of facts or circumstances that would have been grounds for Nicklin’s termination for Just Cause; provided, however, that the foregoing shall not modify in any way Nicklin’s rights to dispute any termination for Just Cause, or to have any such dispute resolved by mediation or arbitration, as provided herein.

(f) At the end of the Term.

(g) By Nicklin for Good Reason. This Agreement and Nicklin’s engagement with Matador may be terminated at any time, at the election of Nicklin, for Good Reason in accordance with Section 13, and such termination for Good Reason shall be treated as an involuntary separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder. As used in this Agreement, “Good Reason” shall mean (i) the assignment to Nicklin of duties inconsistent with the title of Executive Director of Exploration or his then-current office, or a material diminution in Nicklin’s then current authority, duties or responsibilities; (ii) a diminution of Contractor’s then current Daily Rate or other action or inaction that constitutes a material breach of this Agreement by Matador; or (iii) the relocation of Matador’s principal executive offices to a location more than thirty (30) miles from Matador’s current principal executive offices or the transfer of Nicklin to a place other than Matador’s principal executive offices (excepting required travel on Matador’s business). Within thirty (30) days from the date Nicklin knows of the actions constituting Good Reason as defined in this Section 10(g), Nicklin shall give Matador written notice thereof, and provide Matador with a reasonable period of time, in no event exceeding thirty (30) days, after receipt of such notice to remedy the alleged actions constituting Good Reason; provided, however, that Matador shall not be entitled to notice of, and the opportunity to remedy, the recurrence of any alleged actions (or substantially similar actions) constituting Good Reason in the event that Nicklin has previously provided notice of such prior alleged actions (or substantially similar actions) to Matador and provided Matador an opportunity to cure such prior actions (or substantially similar actions). In the event Matador does not cure the alleged actions, if Nicklin does not terminate this Agreement and his engagement within sixty (60) days following the last day of Matador’s cure period, Nicklin shall not be entitled to terminate his engagement for Good Reason based upon the occurrence of such actions; provided, however, that any recurrence of such actions (or substantially similar actions) may constitute Good Reason. Any corrective measures undertaken by Matador are solely within its discretion and do not concede or indicate agreement that the actions described in Nicklin’s written notice constitute Good Reason within the meaning of this Section 10(g).

(h) By Nicklin other than for Good Reason. This Agreement and Nicklin’s and Contractor’s engagement with Matador may be terminated at any time, at the election of Nicklin, other than for Good Reason.

(i) In Contemplation or Following a Change in Control. Nicklin’s engagement hereunder will be deemed to be terminated in contemplation of or following a Change in Control (i) in the event of a Change in Control and Nicklin is terminated by Matador without Just Cause, or (ii) if Nicklin terminates his engagement with or without Good Reason, within 30 days prior to or within twelve (12) months following a Change in Control. As used in this Section 10(i) and Section 12, the term “Change in Control” shall mean a change in control event for purposes of Section 409A of the Code, as defined in Treasury Regulation Section 1.409A-3(i)(5) and any successor provision thereto, which currently is the following:

(i) A change in ownership of Matador occurs on the date that any Person other than (1) Matador or any subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of Matador or any of its Affiliates, (3) an underwriter temporarily holding stock pursuant to an offering of such stock, or (4) a corporation owned, directly or indirectly, by the shareholders of Matador in substantially the same proportions as their ownership of Matador’s stock, acquires ownership of Matador’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of Matador’s stock. However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of Matador’s stock, the acquisition of additional stock by the same Person is not considered to be a Change in Control. In addition, if any Person has effective control of Matador through ownership of 30% or more of the total voting power of Matador’s stock, as described in Section 10(i), subsection (ii), below, the acquisition of additional control of Matador by the same Person is not considered to cause a Change in Control pursuant to this Section 10(i), subsection (i);

(ii) Even though Matador may not have undergone a change in ownership under Section 10(i), subsection (i), above, a change in the effective control of Matador occurs on either of the following dates:

a) the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of Matador’s stock possessing 30% or more of the total voting power of Matador’s stock. However, if any Person owns 30% or more of the total voting power of Matador’s stock, the acquisition of additional control of Matador by the same Person is not considered to cause a Change in Control pursuant to this Section 10(i), subsection (ii), clause a); or

b) the date during any 12-month period when a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) A change in the ownership of a substantial portion of Matador’s assets occurs on the date that a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of Matador, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of Matador’s assets immediately before such acquisition or acquisitions. However, there is no Change in Control where there is such a transfer to an entity that is controlled by the shareholders of Matador immediately after the transfer, through a transfer to a) a shareholder of Matador (immediately before the asset transfer) in exchange for or with respect to Matador’s stock; b) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by Matador; c) a Person that owns, directly or indirectly, at least 50% of the total value or voting power of Matador’s outstanding stock; or d) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of Matador’s outstanding stock.

(iv) For the purposes of this definition of Change in Control only, “Person” shall have the meaning given in Section 7701(a)(1) of the Code. Person shall include more than one Person acting as a group as defined in the Final Treasury Regulations issued under Section 409A of the Code.

(v) As noted, the definition of Change in Control as set forth in this Section 10(i) shall be interpreted in accordance with the Treasury Regulations under Section 409A of the Code, it being the intent of the parties that this Section 10(i) shall be in compliance with the requirements of said Code Section and said Regulations. Notwithstanding the definition of Change in Control as set forth in this Section 10(i), no Change in Control shall be deemed to have occurred as a result of the sale of any equity securities by Matador in any registered public offering.

11. Notice of Termination/Date of Termination. Termination of Nicklin’s engagement by Matador for Just Cause or by Nicklin for Good Reason or other than for Good Reason shall be accompanied by written notice of the reason for such termination. Such notice shall indicate a specific termination provision in this Agreement that is relied upon, describe the basis for such termination, if any, and the Date of Termination. If Nicklin’s engagement is terminated by Nicklin other than for Good Reason, the Date of Termination shall be not less than thirty (30) days following such written notice. As used in this Agreement, “Date of Termination” shall mean a “Separation from Service” as defined in Section 14 hereof.

12. Payments With Respect to Termination; Vesting of Equity Incentive Awards. Payments to Nicklin upon termination shall be limited to the following:

(a) If Nicklin’s engagement is terminated by Matador upon death pursuant to Section 10(a), Total Disability pursuant to Section 10(b), mutual agreement pursuant to Section 10(c), dissolution and liquidation pursuant to Section 10(d), for Just Cause pursuant to Section 10(e), at the end of the Term pursuant to Section 10(f), or by Nicklin other than for Good Reason pursuant to Section 10(h), Contractor shall be entitled to all arrearages of the Daily Rate and expenses incurred as of the Date of Termination (the “Accrued Obligations”) payable in accordance with Matador’s customary payroll practices, plus (unless Nicklin’s engagement is terminated by Matador for Just Cause or by Nicklin other than for Good Reason) an amount equal to the average annual amount of all bonuses paid to Contractor with respect to the prior two (2) calendar years, pro-rated based on the number of complete or partial months of Nicklin and Contractor’s engagement during the calendar year in which his engagement terminates payable in a lump sum, subject to Section 14(b), on the sixtieth (60th) day following the Date of Termination, plus all accrued and vested compensation under the Incentive Plans (which shall be payable in accordance with the terms of the applicable Incentive Plan), but shall not be entitled to any other further compensation. In addition, if Nicklin’s engagement is terminated by Matador due to Nicklin’s death or Total Disability, Contractor shall be entitled to an amount equal to $250 per day that Nicklin and/or Contractor worked for Matador during the Term, payable in accordance with the prior sentence.

(b) If Nicklin’s engagement is terminated by Matador for a reason other than as described in Section 12(a) or (c), or is terminated by Nicklin for Good Reason pursuant to Section 10(g), Matador shall (i) pay to Nicklin and Contractor, as the case may be, all Accrued Obligations as required under applicable wage payment laws and in accordance with Matador’s customary payroll practices, plus all accrued and vested compensation under the Incentive Plans, and (ii) subject to Nicklin’s and Contractor’s compliance with Sections 6 and 7, an amount equal to $1,000 per full business day that Nicklin and/or Contractor worked for Matador during the prior twelve (12) months during the Term (or, if terminated prior to the first anniversary of the Effective Date, during the period from the Effective Date through the end of Nicklin’s engagement), payable in a lump sum, (A) on the date which immediately follows six months from the Date of Termination or, if earlier, (B) within thirty (30) days of Nicklin’s death, with the exact date of payment after Nicklin’s death to be determined by Matador (or, with respect to accrued and vested compensation under the Incentive Plans, if later, in accordance with the terms of the applicable Incentive Plan; provided, however, if the payment of compensation under the Incentive Plans pursuant to this parenthetical would cause a violation of Section 409A of the Code, such payment of compensation shall be made pursuant to the terms of the Incentive Plans). Nicklin and Contractor shall have no obligation to seek other employment or engagement and any income so earned shall not reduce the foregoing amounts.

(c) If in contemplation of or following a Change in Control pursuant to Section 10(i), Nicklin’s engagement is terminated by Matador without Just Cause or is terminated by Nicklin with or without Good Reason, Matador shall (i) pay to Nicklin and Contractor, as the case may be, all Accrued Obligations as required under applicable wage payment laws and in accordance with Matador’s customary payroll practices, plus all accrued and vested compensation under the Incentive Plans, and (ii) subject to Nicklin’s and Contractor’s compliance with Sections 6 and 7, an amount equal to two (2) times the aggregate Daily Rate earned by Contractor during the twelve (12) months prior to the Date of Termination, payable, in each case, in a lump sum, (A) on the date which immediately follows six months from the Date of Termination or, if earlier (B) within thirty (30) days of Nicklin’s death, with the exact date of payment after Nicklin’s death to be determined by Matador (or, with respect to accrued and vested compensation under the Incentive Plans, if later, in accordance with the terms of the applicable Incentive Plan; provided, however, if the payment of compensation under the Incentive Plans pursuant to this parenthetical would cause a violation of Section 409A of the Code, such payment of compensation shall be made pursuant to the terms of the Incentive Plans). Nicklin and Contractor shall have no obligation to seek other employment or engagement and any income so earned shall not reduce the foregoing amounts.

(d) Except with respect to any Accrued Obligations, which shall be paid in accordance with Section 12, as a condition to receiving any other payment under Section 12, and to the extent that Nicklin is then living and not prevented from executing a release of claims due to any disability, Nicklin and Contractor shall execute (and not revoke) a release of claims substantially in the form attached hereto (which release shall be provided to Nicklin within five (5) business days following the Date of Termination and must be returned to Matador (and not revoked) within forty-five (45) days following the Date of Termination). If Nicklin and Contractor fail or otherwise refuse to execute and not revoke such release of claims within forty-five (45) days following the Date of Termination, and in all events prior to the date on which such other payment is to be first paid to Nicklin and/or Contractor, Nicklin and/or Contractor shall not be entitled to any such other payment, except as required by applicable wage payment laws, until Nicklin and Contractor execute and do not revoke for forty-five (45) days, a release of claims.

13. Timing of Payments with Respect to Termination. In the event that, without the express or implied consent of Nicklin, Matador fails to make, either intentionally or unintentionally, any payment required pursuant to Section 12 at the time such payment is so required, and in addition to any other remedies that might be available to Nicklin and/or Contractor under this Agreement or applicable law, including compliance with the requirements of Section 409A of the Code regarding disputed payments and refusals to pay, Matador, Contractor and Nicklin agree that the unpaid amount of any such required payment shall increase by five percent (5%) per month for each month, or portion thereof, during which such payment is not made. Matador, Contractor and Nicklin agree that any such increase is not interest, but is for purposes of compensating Nicklin and Contractor for certain costs and expenses anticipated to be incurred by Nicklin and Contractor in the event that any such payment is not made when required, the actual amounts of which are difficult to estimate. Notwithstanding the foregoing, in the event that any such amount is held to be interest, Nicklin and Contractor shall not be entitled to charge, receive or collect, nor shall amounts received hereunder be credited so that Contractor shall be paid, as interest a sum greater than interest at the Maximum Rate (as defined below). It is the intention of Matador, Contractor and Nicklin that this Agreement shall comply with applicable law. If Contractor is deemed to have charged or received anything of value which is deemed to be interest under applicable law, and if such interest is deemed to exceed the maximum lawful amount, any amount which exceeds interest at the Maximum Rate shall be applied to other amounts that might be owed to Contractor by Matador or its affiliates, whether under this Agreement or otherwise, and if there are no such other amounts owed to Contractor by Matador or its affiliates, any remaining excess shall be paid to Matador. In determining whether any such deemed interest exceeds interest at the Maximum Rate, the total amount of interest shall be spread, prorated and amortized throughout the entire time during which such payment is due, until payment in full. The term “Maximum Rate” means the maximum non-usurious rate of interest per annum permitted by whichever of applicable United States federal law or Texas law permits the higher interest rate, including to the extent permitted by applicable law, any amendments thereof hereafter or any new law hereafter coming into effect to the extent a higher Maximum Rate is permitted thereby.

14. Other Termination Provisions.

(a) Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Nicklin or Contractor under this Agreement that are treated as “non-qualified deferred compensation” subject to Section 409A of the Code in connection with a termination of Nicklin’s or Contractor’s engagement, in no event shall a termination of engagement occur under this Agreement unless such termination constitutes a Separation from Service. “Separation from Service” shall mean Nicklin’s “separation from service” with Matador as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.

(b) Section 409A Compliance. Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to Nicklin or Contractor pursuant to Section 14 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (Separation Pay Plans) or Treasury Regulation Section 1.409A-1(b)(4) (Short-Term Deferrals). However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Code, then if Nicklin is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the termination benefits to which Nicklin or Contractor is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of such termination benefits shall not be provided to Nicklin or Contractor prior to the earlier of (i) the expiration of the six-month period measured from the date of Nicklin’s Separation from Service or (ii) the date of Nicklin’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 14(b) shall be paid in a lump sum to Contractor. The determination of whether Nicklin is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by Matador in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

(c) Section 280G Treatment.

(i) (A) In the event it is determined that any payment, distribution or benefits of any type by Matador to or for the benefit of Nicklin or Contractor, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Change in Control Payments”), constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code, Matador will provide Nicklin with a computation of (1) the maximum amount of the Change in Control Payments that could be made, without the imposition of the excise tax imposed by Section 4999 of the Code (said maximum amount being referred to as the “Capped Amount”); (2) the value of the Change in Control Payments that could be made pursuant to the terms of this Agreement (all said payments, distributions and benefits being referred to as the “Uncapped Amount”); (iii) the dollar amount of the excise tax (if any) including any interest or penalties with respect to such excise tax which Nicklin or Contractor would become obligated to pay pursuant to Section 4999 of the Code as a result of receipt of the Uncapped Amount (the “Excise Tax Amount”); and (iv) the net value of the Uncapped Amount after reduction by the Excise Tax Amount and the estimated income taxes payable by Nicklin or Contractor on the difference between the Uncapped Amount and the Capped Amount, assuming that Nicklin is paying the highest marginal tax rate for state, local and federal income taxes (the “Net Uncapped Amount”).

(B) If the Capped Amount is greater than the Net Uncapped Amount, Nicklin or Contractor shall be entitled to receive or commence to receive payments equal to the Capped Amount; or if the Net Uncapped Amount is greater than the Capped Amount, Nicklin or Contractor shall be entitled to receive or commence to receive payments equal to the Uncapped Amount. If Nicklin or Contractor receives the Uncapped Amount, then Nicklin or Contractor shall be solely responsible for the payment of all income and excise taxes due from Nicklin or Contractor and attributable to such Uncapped Amount, with no right of additional payment from Matador as reimbursement for any taxes.

(ii) All determinations required to be made under Section 14(c)(i)(A) shall be made in writing by the independent accounting firm agreed to by Matador and Nicklin on the date of the Change in Control (the “Accounting Firm”), whose determination shall be conclusive and binding upon Nicklin, Contractor and Matador for all purposes. For purposes of making the calculations required by Section 14(c)(i)(A), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Matador, Nicklin and Contractor shall furnish to the Accounting Firm such information and documents as it reasonably may request in order to make determinations under Section 14(c)(i)(A). If the Accounting Firm determines that no Excise Tax Amount is payable by Nicklin and Contractor, it shall furnish Nicklin and Contractor with an opinion that he/it has substantial authority not to report any excise tax pursuant to Section 4999 of the Code on his federal income tax return. Matador shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by Section 14(c)(i)(A).

(iii) (A) If the computations and valuations required to be provided by Matador to Nicklin pursuant to Section 14(c)(i)(A) are on audit challenged by the Internal Revenue Service as having been performed in a manner inconsistent with the requirements of Sections 280G and 4999 of the Code or if Section 409A of the Code is determined to apply to all or any part of the payments to which Contractor, Nicklin or his survivors may be entitled under this Agreement and as a result of such audit or determination, (1) the amount of cash and the benefits provided for in Section 14(c)(i) remaining to Nicklin and Contractor after completion of such audit or determination is less than (2) the amount of cash and the benefits which were paid or provided to Nicklin and Contractor on the basis of the calculations provided for in Section 14(c)(i)(A) (the difference between (1) and (2) being referred to as the “Shortfall Amount”), then Nicklin and Contractor shall be entitled to receive an additional payment (an “Indemnification Payment”) in an amount such that, after payment by Nicklin and Contractor of all taxes (including additional excise taxes under said Section 4999 of the Code and any interest and penalties imposed with respect to any taxes) imposed upon the Indemnification Payment and all reasonable attorneys’ and accountants’ fees incurred by Nicklin and Contractor in connection with such audit or determination, Nicklin and Contractor retain an amount of the Indemnification Payment equal to the Shortfall Amount. Matador shall pay the Indemnification Payment to Nicklin and Contractor in a lump sum cash payment within thirty (30) days of the completion of such audit or determination.

(B) If the computations and valuations required to be provided by Matador to Nicklin and Contractor pursuant to Section 14(c)(i)(A) are on audit challenged by the Internal Revenue Service as having been performed in a manner inconsistent with the requirements of Sections 280G and 4999 of the Code and as a result of such audit or determination, (1) the amount of cash and the benefits which were paid or provided to Nicklin and Contractor on the basis of the calculations provided for in Section 14(c)(i)(A) is greater than (2) the amount of cash and the benefits provided for in Section 14(c)(i) payable to Nicklin and Contractor after completion of such audit or determination (the difference between (1) and (2) being referred to as the “Excess Amount”), then Nicklin and Contractor shall repay to Matador the Excess Amount in a lump sum cash payment within thirty (30) days of the completion of such audit or determination.

(C) Notwithstanding the foregoing provisions of this Section 14(c)(iii), (1) any payment made to or on behalf of Nicklin and Contractor which relates to taxes imposed on Nicklin and Contractor shall be made not later than the end of the calendar year next following the calendar year in which such taxes are remitted by or on behalf of Nicklin and Contractor, and (2) any payment made to or on behalf of Nicklin and Contractor which relates to reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability shall be made by the end of the calendar year following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the calendar year following the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation, whichever is the last event to occur.

(d) Termination by Nicklin Other than for Good Reason. If at any time Nicklin terminates his engagement other than for Good Reason, Nicklin shall have no further obligation to Matador other than the provisions of Sections 6, 7, 12(d), 14(c)(iii)(B) and 19.

15. In-Kind Benefits and Reimbursements. Notwithstanding any thing to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of Nicklin shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Nicklin and are not subject to liquidation or exchange for another benefit. Notwithstanding any thing to the contrary in this Agreement, reimbursement requests must be timely submitted by Nicklin and, if timely submitted, reimbursement payments shall be made to Nicklin as soon as administratively practicable following such submission, but in no event later than the last day of Nicklin’s taxable year following the taxable year in which the expense was incurred. In no event shall Nicklin be entitled to any reimbursement payments after the last day of Nicklin’s taxable year following the taxable year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Nicklin.

16. Section 409A; Separate Payments. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall Matador be required to provide a tax gross-up payment to Nicklin or Contractor or otherwise reimburse Nicklin or Contractor with respect to Section 409A Penalties. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Nicklin or Contractor may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

17. Indemnification. Matador shall indemnify Contractor and Nicklin to the extent permitted pursuant to the Certificate of Formation of Matador, the Bylaws of Matador and any indemnification agreement among Matador and Contractor and/or Nicklin that may be in effect from time to time during the Term, the terms of which are incorporated herein by reference.

18. Resignation Upon Termination. In the event of termination of Nicklin’s and Contractor’s engagement for any reason, Nicklin hereby shall be deemed upon such termination to have immediately resigned from all positions held in Matador, including without limitations any position as a director, officer, agent, trustee or consultant of Matador or any affiliate of Matador and shall execute all documents reasonably necessary to further effectuate or document such resignation from such positions.

19. Cooperation. During and after Nicklin’s engagement with Matador, Nicklin and Contractor shall cooperate fully with Matador, at Matador’s expense, in the defense or prosecution of all claims or actions now in existence or which may be brought in the future against or on behalf of Matador or its affiliates. Nicklin’s and Contractor’s full cooperation in connection with such claims or actions shall include, but shall not be limited to, being available to meet with counsel to Matador and/or its affiliates to prepare for discovery, trial or alternative dispute resolution proceedings, and to act as a witness on behalf of Matador and its affiliates. During and after Nicklin’s and Contractor’s engagement, Nicklin and Contractor shall cooperate with Matador and its affiliates in connection with any investigation or review by any federal, state or local regulatory authority. In addition, during and after Nicklin’s and Contractor’s engagement with Matador, Nicklin and Contractor shall assist Matador in all reasonably requested transition efforts in connection with Nicklin’s and Contractor’s separation from Matador or the transfer of duties or responsibilities from Nicklin and Contractor, including but not limited to execution and delivery of all documents that Matador reasonably requests to be signed by Nicklin or Contractor. Matador shall pay Contractor at the Daily Rate, and reimburse Nicklin and Contractor for any reasonable out-of-pocket expenses incurred by Nicklin and Contractor, in connection with Nicklin’s and Contractor’s performance of the foregoing obligations.

20. Waiver. A party’s failure to insist on compliance or enforcement of any provision of this Agreement, shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

21. Governing Law; Venue; Arbitration. This Agreement shall in all respects be subject to, and governed by, the laws of the State of Texas.

(a) Injunctive Relief. Matador, Contractor and Nicklin agree and consent to the personal jurisdiction of the state and local courts of Dallas County, Texas and/or the United States District Court for the Northern District of Texas in the event that Matador, Contractor or Nicklin seeks injunctive relief with respect to any provision hereof, and that those courts, and only those courts, shall have jurisdiction with respect thereto. Matador, Contractor and Nicklin also agree that those courts are convenient forums for the parties and for any potential witnesses and that process issued out of any such court or in accordance with the rules of practice of that court may be served by mail or other forms of substituted service to Matador at the address of its principal executive offices and to Nicklin and Contractor at Contractor’s last known address as reflected in Matador’s records.

(b) All Other Disputes. In the event of any dispute, claim, question or disagreement relating to this Agreement, other than one for which Matador, Contractor or Nicklin seeks injunctive relief, the parties shall use their best efforts to settle the dispute, claim, question or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If such a dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association (the “AAA”) under its Commercial Mediation Rules before resorting to arbitration or some other dispute resolution procedure. If the parties do not reach such solution through negotiation or mediation within a period of sixty (60) days after a claim is first made by a party, then, upon notice by either party to the other, all disputes, claims, questions or disagreements shall be finally settled by arbitration administered by the AAA in accordance with the provisions of its Commercial Arbitration Rules. The arbitrator shall be selected by agreement of the parties or, if they do not agree on an arbitrator within thirty (30) days after either party has notified the other of his or its desire to have the question settled by arbitration, then the arbitrator shall be selected pursuant to the procedures of the AAA, with such arbitration taking place in Dallas, Texas. The determination reached in such arbitration shall be final and binding on all parties. Enforcement of the determination by such arbitrator may be sought in any court of competent jurisdiction.

22. Substantially Prevailing Party. The substantially prevailing party in any legal proceeding, including mediation and arbitration, based upon this Agreement shall be entitled to reasonable attorneys’ fees and costs, in addition to any other damages and relief allowed by law, from the substantially non-prevailing party; provided, however, that the maximum amount of fees and costs of all parties for which Nicklin and Contractor shall be liable shall be $100,000.

23. Severability. The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

24. Notice. Any and all notices required or permitted herein shall be deemed delivered if delivered personally or if mailed by registered or certified mail to Matador at its principal place of business and to Nicklin and Contractor at the address hereinafter set forth following their signatures, or at such other address or addresses as either party may hereafter designate in writing to the other.

25. Assignment. This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of either of the parties under this Agreement may not be assigned without the prior written consent of the other party.

26. Amendments. This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by Matador, Contractor and Nicklin.

27. Entire Agreement. This Agreement, along with Matador’s handbook, as it may be amended from time to time, to the extent it does not specifically conflict with any provision of this Agreement, contains the entire agreement and understanding by and between Nicklin, Contractor and Matador with respect to the engagement of Nicklin and Contractor, and no representations, promises, agreements, or understandings, written or oral, relating to the engagement of Nicklin or Contractor by Matador not contained herein shall be of any force or effect.

28. Burden and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, Matador, Contractor and Nicklin, and their respective heirs, personal and legal representatives, successors, and assigns.

29. References to Gender and Number Terms. In construing this Agreement, feminine or number pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place where the context so requires.

30. Headings. The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, Matador, Contractor and Nicklin have duly executed this Agreement to be effective as of the Effective Date.

MATADOR RESOURCES COMPANY

By:	/s/ Joseph Wm. Foran
Joseph Wm. Foran
Chairman of Board and Chief Executive Officer

Address for Notice:

One Lincoln Centre 5400 LBJ Freeway, Suite 1500 Dallas, TX 75240 Attention: Board of Directors

NICKLIN:

/s/ David F. Nicklin
David F. Nicklin, individually

Address for Notice:

DAVID F. NICKLIN INTERNATIONAL CONSULTING, INC.

By:	/s/ David F. Nicklin
David F. Nicklin, President

Address for Notice:

(FORM) SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is entered into by Matador Resources Company, a Texas corporation (“Matador” or the “Company”), and David F. Nicklin (“Nicklin”) and David F. Nicklin International Consulting, Inc., a California corporation (“Contractor”), as of              (the “Agreement Date”). Matador, Nicklin and Contractor are referred to as the “Parties.” This Agreement cancels and supersedes all prior agreements relating to Contractor’s and Nicklin’s engagement with Matador except as provided in this Agreement.

WHEREAS, Matador, Nicklin and Contractor entered into an Independent Contractor Agreement as of August             , 2011 (the “Contractor Agreement”). This Agreement is entered into by and between Contractor, Nicklin and Matador pursuant to the Contractor Agreement;

WHEREAS, because of Contractor’s and Nicklin’s engagement with Matador, and Nicklin’s serving as an officer of Matador, Contractor and Nicklin have obtained intimate and unique knowledge of all aspects of Matador’s business operations, current and future plans, financial plans and other confidential and proprietary information;

WHEREAS, Contractor’s engagement with Matador and all positions, if any, held by Nicklin in Matador or any of its subsidiaries or affiliates, including officer positions, terminated effective as of [DATE] (the “Separation Date”); and

WHEREAS, except as otherwise provided herein, the Parties desire to finally, fully and completely resolve all disputes that now or may exist between them, including, but not limited to those concerning the Contractor Agreement (except for the post-termination obligations contained in the Contractor Agreement), Contractor’s performance and activities while engaged by Matador and Contractor’s and Nicklin’s retention, engagement and separation from Matador, and all disputes over benefits and compensation connected with such engagement;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

3. End of Contractor’s and Nicklin’s Engagement. Contractor’s and Nicklin’s engagement with Matador terminated on the Separation Date.

4. Certain Payments and Benefits.

(a) Accrued Obligations. In accordance with Matador’s customary payroll practices, Matador shall pay Contractor for all arrearages of the Daily Rate (as defined in the Contractor Agreement) and unreimbursed business expenses through the Separation Date (“Accrued Obligations”).

(b) Separation Payments. Subject to Contractor’s and Nicklin’s consent to and fulfillment of their obligations in this Agreement and, if applicable pursuant to the Section 12(b) or (c) of the Contractor Agreement, Contractor’s and Nicklin’s post-termination obligations in Sections 6 and 7 of the Contractor Agreement, and provided that Contractor and Nicklin do not revoke this Agreement pursuant to Section 12 hereof, Matador shall pay Contractor the amount of $[AMOUNT], minus normal withholdings and taxes (“Separation

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Payment”), payable as provided in the Contractor Agreement. The Separation Payment will not be treated as compensation under Matador’s 401(k) Plan or any other retirement plan.

(c) Waiver of Additional Compensation or Benefits. Other than the compensation and payments provided for in this Agreement and the post-termination benefits provided for in the Contractor Agreement, Contractor and Nicklin shall not be entitled to any additional compensation, benefits, payments or grants under any agreement, benefit plan, severance plan or bonus or incentive program established by Matador or any of Matador’s affiliates, other than any vested retirement plan benefits, any vested equity grants or COBRA continuation coverage benefits. [TO BE MODIFIED, IF APPLICABLE, FOR OTHER BENEFITS.] Contractor and Nicklin agree that the release in Section 3 covers any claims Contractor and Nicklin might have regarding their compensation, bonuses, stock options or grants and any other benefits they may or may not have received during their engagement with Matador.

5. General Release and Waiver. In consideration of the payments and other consideration provided for in this Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by Contractor and Nicklin, Contractor and Nicklin, on their own behalf and on behalf of their officers, directors, shareholders, equity holders, agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Releasing Parties”) hereby fully release, remise, acquit and forever discharge Matador and all of its affiliates, and each of their respective past, present and future officers, directors, shareholders, equity holders, members, partners, agents, employees, consultants, independent contractors, attorneys, advisers, successors and assigns (collectively, the “Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties ever have had in the past or presently have against the Released Parties, and each of them, arising from or relating to Contractor’s and Nicklin’s engagement with Matador or its affiliates or the termination of that engagement or any circumstances related thereto, or (except as otherwise provided below) any other matter, cause or thing whatsoever, including without limitation all claims arising under or relating to employment, employment contracts, employee benefits or purported employment discrimination or violations of civil rights of whatever kind or nature, including without limitation all claims arising under the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act, as amended, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Sarbanes-Oxley Act, the Genetic Information Nondiscrimination Act, the Lily Ledbetter Act, the Texas Commission on Human Rights Act, the Texas Payday Law, the Texas Labor Code or any other applicable federal, state or local employment statute, law or ordinance, including, without limitation, any disability claims under any such laws, claims for wrongful discharge, claims arising under state

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law, contract claims including breach of express or implied contract, alleged tortious conduct, claims relating to alleged fraud, breach of fiduciary duty or reliance, breach of implied covenant of good faith and fair dealing, and any other claims arising under state or federal law, as well as any expenses, costs or attorneys’ fees. Contractor and Nicklin further agree that they will not file or permit to be filed on their behalf any such claim. Notwithstanding the preceding sentence or any other provision of this Agreement, this release is not intended to interfere with Contractor’s and Nicklin’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”), or other comparable agency, in connection with any claim Contractor and Nicklin believe they may have against Matador or its affiliates. However, by executing this Agreement, Contractor and Nicklin hereby waive the right to recover in any proceeding they may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on their behalf. This release shall not apply to any of Matador’s obligations under this Agreement or post-termination obligations under the Contractor Agreement, any vested retirement plan benefits, any vested equity grants or COBRA continuation coverage benefits. [TO BE MODIFIED, IF APPLICABLE, FOR OTHER SURVIVING ARRANGEMENTS.] Contractor and Nicklin acknowledge that certain of the payments and benefits provided for in Section 2 of this Agreement constitute good and valuable consideration for the release contained in this Section 3.

6. Return of Matador Property. Within 7 days of the Agreement Date, Contractor and Nicklin shall, to the extent not previously returned or delivered: (a) return all equipment, records, files, programs or other materials and property in their possession which belongs to Matador or any of its affiliates, including, without limitation, all computers, printers, laptops, personal data assistants, cell phones, credit cards, keys and access cards; and (b) deliver all original and copies of Confidential Information (as defined in the Contractor Agreement) in their possession and notes, materials, records, plans, technical data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise) in their possession that contain Confidential Information. By signing this Agreement, Contractor and Nicklin represent and warrant that they have not retained and have or will timely return and deliver all the items described or referenced in subsections (a) or (b) above; and, that should Contractor or Nicklin later discover additional items described or referenced in subsections (a) or (b) above, they will promptly notify Matador and return/deliver such items to Matador.

7. Non-Disparagement. Contractor and Nicklin agree that they will not, directly or indirectly, disclose, communicate, or publish any disparaging information concerning Matador or the Released Parties, or cause others to disclose, communicate, or publish any disparaging information concerning the same. Matador, on its own behalf and on behalf of its officers and directors, agrees that they will not, directly or indirectly, disclose, communicate or publish any disparaging information concerning Contractor or Nicklin, or cause others to disclose, communicate, or publish any disparaging information concerning Contractor or Nicklin. Notwithstanding the foregoing, the provisions of this Section shall not apply with respect to any charge filed by Contractor or Nicklin with the EEOC or other comparable agency or in connection with any proceeding with respect to any claim not released by this Agreement.

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8. Not An Admission of Wrongdoing. This Agreement shall not in any way be construed as an admission by any Party of any acts of wrongdoing, violation of any statute, law or legal or contractual right.

9. Voluntary Execution of the Agreement. The Parties each represent and agree that they have had an opportunity to review all aspects of this Agreement, and that they fully understand all the provisions of the Agreement and are voluntarily entering into this Agreement. Contractor and Nicklin each further represents that it/he has not transferred or assigned to any person or entity any claim involving Matador or any portion thereof or interest therein.

10. Ongoing Obligations. Contractor and Nicklin each reaffirms and understands its/his ongoing obligations in the Contractor Agreement, including Sections 6, 7, 8, 9 and 19.

11. Binding Effect. This Agreement shall be binding upon Matador and upon Contractor and Nicklin and Nicklin’s heirs, administrators, representatives, executors, successors and assigns and Matador’s and Contractor’s representatives, successors and assigns. In the event of Nicklin’s death, this Agreement shall operate in favor of Nicklin’s estate and all payments, obligations and consideration payable to Nicklin, if any, will continue to be performed in favor of Nicklin’s estate.

12. Severability. Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.

13. Entire Agreement. Except for the post-termination obligations in the Contractor Agreement, any vested retirement plan benefits, any equity grant agreements and COBRA continuation coverage benefits [TO BE MODIFIED, IF APPLICABLE, FOR OTHER SURVIVING ARRANGEMENTS.], this Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings, or representations between the Parties pertaining to Contractor’s and Nicklin’s engagement with Matador, the subject matter of this Agreement or any other term or condition of the relationship among Matador, Contractor and Nicklin. Contractor and Nicklin represent and acknowledge that in executing this Agreement, they do not rely, and have not relied, upon any representation(s) by Matador or its agents except as expressly contained in this Agreement or the Contractor Agreement. The Parties agree that they have each used their own judgment in entering into this Agreement.

14. Knowing and Voluntary Waiver. Contractor and Nicklin, by their free and voluntary acts of signing below, (i) acknowledge that they have been given a period of twenty-one (21) days to consider whether to agree to the terms contained herein, (ii) acknowledges that they have been advised to consult with an attorney prior to executing this Agreement, (iii) acknowledge that they understand that this Agreement specifically releases and waives all rights and claims they may have under the ADEA, prior to the date on which they sign this Agreement, and (iv) agree to all of the terms of this Agreement and intend to be legally bound thereby. The Parties acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Agreement and has contributed to its preparation (with advice of counsel).

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Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party generally was responsible for the preparation of this Agreement.

This Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Contractor and Nicklin (the “Effective Date”). During the seven-day period prior to the Effective Date, Contractor and Nicklin may revoke their agreement to accept the terms hereof by giving notice to Matador of their intention to revoke. If Contractor and Nicklin exercises their right to revoke hereunder, they shall not be entitled, except as required by applicable wage payment laws, including but not limited to the Accrued Obligations, to any payment hereunder until they execute and do not revoke a comparable release of claims, and to the extent such payments or benefits have already been made, they agree that they will immediately reimburse Matador for the amounts of such payments and benefits to which they are not entitled.

15. Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:

If to Contractor or Nicklin:

[CONTRACTOR]

[CONTRACTOR ADDRESS]

If to Matador:

Matador Resources Company

One Lincoln Centre

5400 LBJ Freeway, Suite 1500

Dallas, TX 75240

Attention: Board of Directors

Any Party may change the address to which notices and other communications are to be delivered by giving the other Party or Parties notice.

16. Governing Law; Venue; Arbitration. This section of the Agreement shall be governed by Section 21 of the Contractor Agreement.

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17. Counterparts. This Agreement may be executed in counterparts, each of which when executed and delivered (which deliveries may be by facsimile or other electronic method of delivery) shall be deemed an original and all of which together shall constitute one and the same instrument.

18. No Assignment of Claims. Contractor and Nicklin represent and agree that they have not transferred or assigned, to any person or entity, any claim involving Matador, or any portion thereof or interest therein.

19. No Waiver. This Agreement may not be waived, modified, amended, supplemented, canceled or discharged, except by written agreement of the Parties. Failure to exercise and/or delay in exercising any right, power or privilege in this Agreement shall not operate as a waiver. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the Parties.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING

AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS AND THAT I AM

RELEASING CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.

AGREED TO BY:

David F. Nicklin	Date

STATE OF TEXAS

COUNTY OF

Before me, a Notary Public, on this day personally appeared David F. Nicklin, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledges to me that he has executed this Agreement on behalf of himself and his heirs, for the purposes and consideration therein expressed.

Given under my hand and seal of office this _____ day of ____________,             .

Notary Public in and for the State of Texas

(PERSONALIZED SEAL)

6

DAVID F. NICKLIN INTERNATIONAL CONSULTING, INC.

By:
Title:

Date:

STATE OF TEXAS

COUNTY OF

Before me, a Notary Public, on this day personally appeared ____________, known to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of _____________, and that he has executed the same on behalf of said corporation for the purposes and consideration therein expressed, and in the capacity therein stated.

Given under my hand and seal of office this _____ day of _________,             .

Notary Public in and for the State of Texas

(PERSONALIZED SEAL)

7

MATADOR RESOURCES COMPANY

By:
Title:

Date:

STATE OF TEXAS

COUNTY OF

Before me, a Notary Public, on this day personally appeared ______________, known to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of ________________, and that he has executed the same on behalf of said corporation for the purposes and consideration therein expressed, and in the capacity therein stated.

Given under my hand and seal of office this ______ day of _________,             .

Notary Public in and for the State of Texas

(PERSONALIZED SEAL)

8